Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-202310, 333-175371, No. 333-192743 and No. 333-194189) and Form S-3 ASR (No. 333-192750) of HomeAway, Inc. of our report dated February 25, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor financial information discussed in Note 16 as to which the date is December 14, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated December 14, 2015.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

December 14, 2015